Exhibit 99.1
OneSpan Reports Second Quarter 2025 Financial Results
•Second quarter operating income increased 38% year-over-year to $10.5 million
•Second quarter revenue decreased 2% year-over-year to $59.8 million
•Second quarter subscription revenue increased 22% year-over-year to $36.2 million
•Annual Recurring Revenue (ARR) increased 8% year-over-year to $177.8 million1
•Net Retention Rate (NRR) of 101%2
BOSTON, August 5, 2025 – OneSpan Inc. (NASDAQ: OSPN) today reported financial results for the second quarter ended June 30, 2025.

“We reported a strong quarter of profitability and strengthened our product portfolio by acquiring Nok Nok Labs, which broadens our authentication reach by adding FIDO2 passwordless authentication software,” stated OneSpan CEO, Victor Limongelli. “This is the kind of targeted, technology-driven acquisition with proven product market fit that we believe can add value. Looking ahead, we will continue to focus on improving our performance, while also evaluating targeted inorganic opportunities to best position the company to drive profitable, efficient revenue growth.”
Second Quarter 2025 Financial Highlights
•Total revenue was $59.8 million, a decrease of 2% compared to $60.9 million for the same quarter of 2024. Security Solutions revenue was $44.2 million, a decrease of 3% year-over-year. Digital Agreements revenue was $15.6 million, an increase of 1% year-over-year.
•ARR increased 8% year-over-year to $177.8 million, including $8.1 million attributed to the acquisition of Nok Nok Labs Inc.
•Gross profit was $44.0 million, or 73% gross margin, compared to $40.3 million, or 66% in the same period last year.
•Operating income was $10.5 million, compared to operating income of $7.6 million in the same period last year.
•Net income was $8.3 million, or $0.21 per diluted share, compared to net income of $6.6 million, or $0.17 per diluted share, in the same period last year. Non-GAAP net income was $13.3 million, or $0.34 per diluted share, compared to non-GAAP net income of $12.2 million, or $0.31 per diluted share in the same period last year.3
•Adjusted EBITDA was $17.6 million, compared to $16.2 million in the same period last year.3
•Cash and cash equivalents were $92.9 million at June 30, 2025 compared to $83.2 million at December 31, 2024.
Recent Business Highlights
•Acquired Nok Nok Labs, a leading provider of FIDO passwordless software authentication solutions, to add to our FIDO hardware keys and broaden our robust portfolio of multi-factor authentication solutions.
•Entered into a $100.0 million, five-year syndicated revolving credit facility, to be used for general corporate purposes, including to support strategic growth priorities. As of June 30, 2025, except for a small letter of credit, the Company did not have any outstanding amounts under the credit facility.
•OneSpan’s Board of Directors has declared a quarterly cash dividend of $0.12 per share as part of the Company’s recurring quarterly dividend program. The dividend is payable on September 5, 2025 to shareholders of record as of the close of business on August 15, 2025.

Changes in Presentation of Non-GAAP Measures

Effective January 1, 2025, the beginning of our fiscal year ending December 31, 2025, we began including employer payroll taxes related to employee stock-based award transactions in the GAAP to non-GAAP reconciliation for our Non-GAAP Financial Measures discussed below, which include Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share. We are excluding these payroll taxes from our non-GAAP results since they are tied to the timing and size of the vesting of the underlying stock-based awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of the Company. Employer payroll taxes related to employee stock-based award transactions amounted to $0.2 million in the second quarter of 2025 and $0.9 million for the full year 2024.

Also effective January 1, 2025, we began using a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods in fiscal 2025 and beyond. Given the significant growth of our Non-GAAP Net Income before income taxes in 2024, we believe this change is necessary to better reflect the performance of our business. We will continue to assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations.

Prior period amounts have been adjusted to reflect these changes.

Financial Outlook

OneSpan is updating it previously issued financial guidance. For the Full Year 2025, the Company expects:
•Revenue to be in the range of $245 million to $251 million.
•ARR to be in the range of $186 million to $192 million, as compared to the previous guidance range of $180 million to $186 million.
•Adjusted EBITDA to be in the range of $72 million to $76 million..

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, August 5, 2025, at 4:30 p.m. EDT. During the conference call, Mr. Victor Limongelli, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the second quarter 2025.

For investors and analysts accessing the conference call by phone, please refer to the press release dated July 10, 2025, announcing the date of OneSpan’s second quarter 2025 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
2NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.
3An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.

About OneSpan
OneSpan provides security authentication, identity, electronic signature and digital workflow solutions that protect and facilitate digital transactions and agreements. The Company delivers products and services that automate and secure customer-facing and revenue-generating business processes for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of multi-factor authentication transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on X (Twitter) or visit us on LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2025 financial guidance; our beliefs and expectations regarding the impact of the Nok Nok acquisition; our plans to evaluate targeted inorganic opportunities (mergers and acquisitions) to drive profitable, efficient revenue growth; our goals with respect to evolving our go-to-market capabilities and product suite and roadmap; and our general goals and expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, or employee turnover; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, tariffs or trade disputes, and political instability; claims that we have infringed the intellectual property rights of others; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.
Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Product and license	$32,237	$32,438	$69,477	$70,236
Services and other	27,606	28,486	53,732	55,531
Total revenue	59,843	60,924	123,209	125,767

Cost of goods sold
Product and license	8,296	11,247	17,014	20,953
Services and other	7,580	9,336	15,137	17,078
Total cost of goods sold	15,876	20,583	32,151	38,031

Gross profit	43,967	40,341	91,058	87,736

Operating costs
Sales and marketing	11,505	10,510	22,962	23,437
Research and development	9,444	8,341	17,372	16,600
General and administrative	11,779	11,557	21,326	21,564
Restructuring and other related charges	48	1,711	469	3,208
Amortization of intangible assets	685	585	1,241	1,180
Total operating costs	33,461	32,704	63,370	65,989

Operating income	10,506	7,637	27,688	21,747

Interest income, net	732	521	1,424	622
Other (expense) income, net	(669)	331	(678)	622

Income before income taxes	10,569	8,489	28,434	22,991
Provision for income taxes	2,227	1,936	5,587	2,970

Net income	$8,342	$6,553	$22,847	$20,021

Net income per share
Basic	$0.22	$0.17	$0.60	$0.52
Diluted	$0.21	$0.17	$0.59	$0.52

Weighted average common shares outstanding
Basic	38,205	38,529	38,156	38,229
Diluted	39,012	39,007	39,026	38,680

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$92,886	$83,160
Accounts receivable, net of allowances of $1,316 at June 30, 2025 and $1,600 at December 31, 2024	35,064	56,229
Inventories, net	11,447	10,792
Prepaid expenses	6,998	6,547
Contract assets	14,365	8,687
Other current assets	8,723	9,479
Total current assets	169,483	174,894
Property and equipment, net	21,371	20,966
Operating lease right-of-use assets	8,209	7,725
Goodwill	103,262	92,365
Intangible assets, net of accumulated amortization	10,675	7,481
Deferred income taxes	28,983	20,516
Other assets	15,116	14,787
Total assets	$357,099	$338,734
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$15,643	$13,310
Deferred revenue	54,460	67,465
Accrued wages and payroll taxes	9,914	13,793
Short-term income taxes payable	5,692	4,403
Dividend payable	431	4,765
Other accrued expenses	9,417	6,339
Deferred compensation	18	200
Total current liabilities	95,575	110,275
Long-term deferred revenue	2,935	3,390
Long-term lease liabilities	7,030	6,932
Deferred income taxes	4,148	3,680
Other long-term liabilities	4,904	1,927
Total liabilities	114,592	126,204
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 41,975 and 41,782 shares issued; 38,251 and 38,058 shares outstanding at June 30, 2025 and December 31, 2024, respectively	38	38
Additional paid-in capital	126,356	122,534
Treasury stock, at cost: 3,724 shares outstanding at June 30, 2025 and December 31, 2024	(47,380)	(47,380)
Retained earnings	169,238	151,256
Accumulated other comprehensive loss	(5,745)	(13,918)
Total stockholders' equity	242,507	212,530
Total liabilities and stockholders' equity	$357,099	$338,734

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$22,847	$20,021
Adjustments to reconcile net income from operations to net cash used in operations:
Depreciation and amortization of intangible assets	4,585	4,145
Loss on disposal of asset	26	—
Write-off of intangible assets	—	804
Write-off of property and equipment, net	—	955
Deferred tax expense (benefit)	439	(108)
Stock-based compensation	6,227	3,448
Recovery of credit losses	(66)	(31)
Changes in operating assets and liabilities, net of the effects from acquisition:
Accounts receivable, net	24,875	19,877
Inventories, net	700	2,621
Contract assets	(4,925)	(1,666)
Accounts payable	1,296	(2,634)
Income taxes payable	1,109	(107)
Accrued expenses	(4,983)	(4,046)
Deferred compensation	(182)	(231)
Deferred revenue	(17,994)	(13,662)
Other assets and liabilities	1,629	(124)
Net cash provided by operating activities	35,583	29,262

Cash flows from investing activities:
Additions to property and equipment	(3,483)	(5,321)
Additions to intangible assets	(5)	(39)
Cash paid for acquisition of business, net of cash acquired	(12,052)	—
Net cash used in investing activities	(15,540)	(5,360)

Cash flows from financing activities:
Dividends paid	(9,196)	—
Contingent payment related to acquisition	—	(200)
Payment of debt issuance costs	(566)	—
Tax payments for restricted stock issuances	(2,405)	(1,831)
Net cash used in financing activities	(12,167)	(2,031)

Effect of exchange rate changes on cash	1,679	(1,098)

Net increase in cash	9,555	20,773
Cash, cash equivalents, and restricted cash, beginning of period	83,331	43,530
Cash, cash equivalents, and restricted cash, end of period	$92,886	$64,303

Operating Segments
We report our financial results under the following two lines of business, which are our reportable operating segments: Security Solutions and Digital Agreements.
•Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs), and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are on-premises and, to a lesser extent, cloud software products, and include multi-factor authentication, transaction signing, and mobile application security solutions.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and Identity Verification.
Segment operating income (loss) consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, general and administrative expenses, restructuring and other related charges, and amortization of intangible assets expense that are incurred directly by a segment. Sales and marketing and research and development expenses were determined to be significant segment expenses. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not directly attributable to a particular segment.
Segment and consolidated operating results (unaudited):

	Three Months Ended June 30, 2025
(In thousands, except percentages)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$44,235	$15,608	$—	$59,843
Cost of goods sold	11,413	4,463	—	15,876
Gross profit	32,822	11,145	—	43,967

Gross margin	74%	71%	*	73%

Sales and marketing	7,329	3,467	709	11,505
Research and development	5,358	3,587	499	9,444
Other segment items (1)(3)	336	1,212	10,964	12,512
Operating income (loss) (2)(4)	19,799	2,879	(12,172)	10,506

Interest income, net				732
Other income (expense), net				(669)
Income before income taxes				$10,569

	Three Months Ended June 30, 2024
(In thousands, except percentages)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$45,461	$15,463	$—	$60,924
Cost of goods sold	14,861	5,722	—	20,583
Gross profit	30,600	9,741	—	40,341

Gross margin	67%	63%	*	66%

Sales and marketing	5,533	3,891	1,086	10,510
Research and development	4,097	4,217	27	8,341
Other segment items (1)(3)	278	1,788	11,787	13,853
Operating income (loss) (2)(4)	20,692	(155)	(12,900)	7,637

Interest income, net				521
Other income (expense), net				331
Income before income taxes				$8,489

	Six Months Ended June 30, 2025
(In thousands, except percentages)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$91,948	$31,261	$—	$123,209
Cost of goods sold	23,041	9,110	—	32,151
Gross profit	68,907	22,151	—	91,058

Gross margin	75%	71%	*	74%

Sales and marketing	14,201	6,870	1,891	22,962
Research and development	10,277	6,593	502	17,372
Other segment items (1)(3)	471	2,443	20,122	23,036
Operating income (loss) (2)(4)	43,958	6,245	(22,515)	27,688

Interest income, net				1,424
Other income (expense), net				(678)
Income before income taxes				$28,434

	Six Months Ended June 30, 2024
(In thousands, except percentages)	Security Solutions	Digital Agreements	Corporate and Other	Total
Revenue	$95,891	$29,876	$—	$125,767
Cost of goods sold	27,788	10,243	—	38,031
Gross profit	68,103	19,633	—	87,736

Gross margin	71%	66%	*	70%

Sales and marketing	12,077	9,121	2,239	23,437
Research and development	8,098	8,448	54	16,600
Other segment items (1)(3)	1,357	2,484	22,111	25,952
Operating income (loss) (2)(4)	46,571	(420)	(24,404)	21,747

Interest income, net				622
Other income (expense), net				622
Income before income taxes				$22,991
*Percentage not meaningful.
(1)     Security Solutions other segment items includes general and administrative expense and restructuring and other related charges for the three and six months ended June 30, 2025 and 2024.
(2)     Security Solutions operating income includes $0.2 million and $0.4 million of total amortization and depreciation expense for three and six months ended June 30, 2025 and 2024, respectively.
Security Solutions operating income includes $0.1 million and $0.2 million of restructuring and other related charges for the three and six months ended June 30, 2025, respectively. Security Solutions operating income includes $0.3 million and $1.4 million of restructuring and other related charges for the three and six months ended June 30, 2024, respectively.
(3)     Digital Agreements other segment items includes general and administrative expense, restructuring and other related charges, and amortization of intangibles for the three and six months ended June 30, 2025 and 2024.
(4) Digital Agreements operating income includes $1.8 million and $3.5 million of total amortization and depreciation expense for three and six months ended June 30, 2025, respectively. Digital Agreements operating loss includes $1.6 million and $3.2 million of total amortization and depreciation expense for three and six months ended June 30, 2024, respectively.
Digital Agreements operating income includes $0.1 million and $0.2 million of restructuring and other related charges for the three and six months ended June 30, 2025, respectively. Digital Agreements operating loss includes $1.2 million and $1.3 million of restructuring and other related charges for the three and six months ended June 30, 2024, respectively.
Revenue by major products and services (unaudited):

	Three Months Ended June 30,
	2025		2024
(In thousands)	Security Solutions	Digital Agreements	Security Solutions	Digital Agreements
Subscription	$20,602	$15,574	$14,857	$14,785
Maintenance and support	8,666	25	9,742	490
Professional services and other (1)	951	9	1,123	188
Hardware products	14,016	—	19,739	—
Total Revenue	$44,235	$15,608	$45,461	$15,463

	Six Months Ended June 30,
	2025		2024
(In thousands)	Security Solutions	Digital Agreements	Security Solutions	Digital Agreements
Subscription	$48,674	$31,119	$41,039	$28,597
Maintenance and support	16,650	49	19,808	994
Professional services and other (1)	1,545	93	2,728	285
Hardware products	25,079	—	32,316	—
Total Revenue	$91,948	$31,261	$95,891	$29,876
(1) Professional services and other includes perpetual software licenses revenue, which was immaterial for the three and six months ended June 30, 2025 and approximately 1% of total revenue for the three and six months ended June 30, 2024.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these non-GAAP metrics below.
These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation and related payroll tax expense, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Net income	$8,342	$6,553	$22,847	$20,021
Interest income, net	(732)	(521)	(1,424)	(622)
Provision for income taxes	2,227	1,936	5,587	2,970
Depreciation and amortization of intangible assets (1)	2,456	2,063	4,585	4,145
Long-term incentive compensation and related payroll tax expense (2)	3,678	2,017	6,926	4,063
Restructuring and other related charges (3)	88	3,218	534	4,734
Other non-recurring items (4)	1,579	906	1,618	1,077
Adjusted EBITDA	$17,638	$16,172	$40,673	$36,388
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $1.3 million and $2.3 million for the three and six months ended June 30, 2025, respectively, and $0.9 million and $1.7 million for the three and six months ended June 30, 2024, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2) Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million and $0.1 million for the three months ended June 30, 2025 and 2024, respectively, and less than $0.1 million and $0.2 million for the six months ended June 30, 2025 and 2024, respectively.
Starting January 1, 2025, employer payroll taxes related to employee stock-based award transactions are included in long-term incentive compensation and related payroll tax expense. Prior period amounts have been adjusted to reflect these changes. Employer payroll taxes related to employee stock-based award transactions amounted to $0.2 million and less than $0.1 million for the three months ended June 30, 2025 and 2024, respectively, and $0.7 million and $0.4 million for the six months ended June 30, 2025 and 2024, respectively.
(3) Includes write-offs of intangible assets and property and equipment, net of $0.8 million and $1.0 million, respectively, for the three and six months ended June 30, 2024. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2025, respectively, and less than $0.1 million for both the three and six months ended June 30, 2024. These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4) For the three months ended June 30, 2025 and 2024, other non-recurring items consist of $1.6 million and $0.9 million, respectively, of fees related to non-recurring projects. For the six months ended June 30, 2025 and 2024, other non-recurring items consist of $1.6 million and $1.1 million, respectively, of fees related to non-recurring projects.

Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share
We define Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share as net income or net income per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation and related payroll tax expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We use a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods. We will assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations.
Reconciliation of Net Income to Non-GAAP Net Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income	$8,342	$6,553	$22,847	$20,021
Provision for income taxes	2,227	1,936	5,587	2,970
Income before income taxes	10,569	8,489	28,434	22,991
Long-term incentive compensation and related payroll tax expense (1)	3,678	2,017	6,926	4,063
Amortization of intangible assets (2)	685	666	1,241	1,381
Restructuring and other related charges (3)	88	3,218	534	4,734
Other non-recurring items (4)	1,579	906	1,618	1,077
Non-GAAP net income before income taxes	16,599	15,296	38,753	34,246
Non-GAAP provision for income taxes (5)	(3,320)	(3,059)	(7,751)	(6,849)
Non-GAAP net income	$13,279	$12,237	$31,002	$27,397

Non-GAAP net income per share, diluted	$0.34	$0.31	$0.79	$0.71

Weighted-average shares used to compute non-GAAP net income per share, diluted	39,012	39,007	39,026	38,680

(1)Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million and $0.1 million for the three months ended June 30, 2025 and 2024, respectively, and less than $0.1 million and $0.2 million for the six months ended June 30, 2025 and 2024, respectively.
Starting January 1, 2025, employer payroll taxes related to employee stock-based award transactions are included in long-term incentive compensation and related payroll tax expense. Prior period amounts have been adjusted to reflect these changes. Employer payroll taxes related to employee stock-based award transactions amounted to $0.2 million and less than $0.1 million for the three months ended June 30, 2025 and 2024, respectively, and $0.7 million and $0.4 million for the six months ended June 30, 2025 and 2024, respectively.
(2)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0 and $0.1 million for the three months ended June 30, 2025 and 2024, respectively, and $0 and $0.2 million for the six months ended June 30, 2025 and 2024, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(3) Includes write-offs of intangible assets and property and equipment, net of $0.8 million and $1.0 million, respectively, for the three and six months ended June 30, 2024. Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2025, respectively, and less than $0.1 million for both the three and six months ended June 30, 2024. These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4)See the footnotes to the Reconciliation of Net Income to Adjusted EBITDA for a description of the components of other non-recurring items for each period presented.
(5)Starting January 1, 2025, we began using a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods in fiscal 2025 and beyond. Prior period amounts have been adjusted to reflect this change.
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Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com